Exhibit 99.1


       Heritage Bankshares, Inc. Announces the Death of Robert J. Keogh

    NORFOLK, Va., Nov. 22 /PRNewswire-FirstCall/ -- Peter M. Meredith, Jr., the Chairman of the Board of Directors (the "Board") of Heritage Bankshares, Inc. (HBKS) (OTC Bulletin Board: HBKS.OB) ("Heritage"), today announced the death of Robert J. Keogh, Heritage's President and Chief Executive Officer. Mr. Keogh, who had held such positions with Heritage since 1988, died on Saturday, November 20, 2004.
    Mr. Meredith also announced the Board's decision today to appoint Mr. Meredith to the position of Chief Executive Officer and its decision to elevate Donald F. Price, Heritage's First Executive Vice-President, to the position of President in response to Mr. Keogh's death. When announcing such appointments, Mr. Meredith emphasized the strength of the executive management team assembled by Mr. Keogh and Heritage's nearly 30 years of providing strong financial services to the Hampton Roads community.
    Mr. Meredith, the Chairman and Chief Executive Officer of Meredith Construction Company, has been Chairman of the Board since 1994. Mr. Price, a career banker, has been with Heritage in various capacities since 1990.

    Heritage Bankshares, Inc. is the parent company of Heritage Bank & Trust (the "Bank") (http://www.heritagenorfolk.com). The Bank has four full-service branches in the city of Norfolk and one branch in the city of Chesapeake. The Bank offers 24 hour banking at all of its Norfolk locations. The Bank provides a full range of financial services including business, personal and mortgage loans, insurance, and annuities.

SOURCE  Heritage Bankshares, Inc.
    -0-                             11/22/2004
    /CONTACT: Peter M. Meredith, Jr., Chairman of the Board of Directors and the Chief Executive Officer of Heritage Bankshares, Inc., +1-757-622-5645, ext. 104/
    /Web site:  http://www.heritagenorfolk.com/
    (HBKS)

CO: Heritage Bankshares, Inc.; Heritage Bank & Trust; Meredith Construction Company
ST:  Virginia
IN:  FIN OTC
SU:  PER